UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                           JACKSONVILLE BANCORP, INC.
             (Exact name of registrant as specified in its Charter)

             FLORIDA                                             59-3472981
  (State or other jurisdiction                                  (IRS Employer
of incorporation or organization)                            Identification No.)

76 S. LAURA STREET, SUITE 104, JACKSONVILLE, FLORIDA                     32202
      (Address of principal executive offices)                        (Zip Code)

                                   ----------

            JACKSONVILLE BANCORP, INC. DIRECTORS' STOCK PURCHASE PLAN
                            (Full title of the plan)

                                   ----------

          GILBERT J. POMAR, III, PRESIDENT AND CHIEF EXECUTIVE OFFICER
           76 S. LAURA STREET, SUITE 104, JACKSONVILLE, FLORIDA 32202
                     (Name and address of agent for service)

                                 (904) 421-3040
          (Telephone number, including area code, of agent for service)

                                   ----------

              COPIES TO: HALCYON E. SKINNER, ESQ., MCGUIREWOODS LLP
         50 NORTH LAURA STREET, SUITE 3300, JACKSONVILLE, FLORIDA 32202

                                   ----------

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------
 Title of securities to be      Amount to be      Proposed maximum offering     Proposed maximum aggregate         Amount of
        registered             registered (1)          price per share              offering price (2)        registration fee (3)
------------------------------------------------------------------------------------------------------------------------------------
       Common Stock,
      $0.01 par value              100,000               $ 13.48                      $ 1,348,000                   $ -0-
------------------------------------------------------------------------------------------------------------------------------------

(1) Represents the total number of shares of common stock, par value $0.01 per share ("Common Stock"), available for issuance under the Jacksonville Bancorp, Inc., Directors' Stock Purchase Plan (the "Plan") pursuant to grants under the Plan. This Registration Statement also includes such indeterminate number of additional shares of Common Stock as may be issuable as a result of stock splits, stock dividends, or similar transactions, as described in the Plan.

(2) This calculation is made solely for the purpose of determining the registration fee which, pursuant to the provisions of Rules 457(c) and 457(h) under the Securities Act, is based on the average of the high and low market prices on August 26, 2003.

(3) The fee is being offset in its entirety pursuant to the provisions of Rule 457(p). The dollar amount of the filing fee previously paid that is offset against the currently due filing fee is $109.05. Jacksonville Bancorp, Inc., (the "Registrant"), filed the earlier registration statement from which the filing fee is offset with an initial filing date of September 30, 1998. The file number assigned to that registration statement was 333-64815.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.
--------------------------------------------------------

The following documents filed by the Registrant (referred to herein as "we", "us", and "our") with the Securities and Exchange Commission are incorporated herein by reference:

(a)   Our Annual Report on Form 10-KSB for the year ended December 31, 2002;

(b) Our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2003, and June 30, 2003; and

(c) The description of Common Stock contained in our Registration Statement on Form 8-A, filed under the Securities Exchange Act of 1934 (the "Exchange Act") on February 19, 1999, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by us after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such reports and documents (such documents and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"). Any statement contained herein, or in an Incorporated Document, shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 6. Indemnification of Directors and Officers.
--------------------------------------------------

Our Articles of Incorporation (the "Articles") and our Bylaws (the "Bylaws") require the indemnification of our directors and officers to the fullest extent permitted by Florida law. This requirement benefits any person who is made or threatened to be made a party to any proceeding by reason of the person's services as our director, officer, employee, or agent. A director's right to be indemnified also includes the right to be paid by us for any expenses incurred in any proceeding in advance of its final disposition if we receive an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified. The Articles further provide that if we do not pay a claim for indemnification in full within 90 days after a written claim has been received by us, the claimant may, at any time thereafter, bring suit against us to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. The Articles provide that it shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to us) that the claimant has not met the applicable standards of conduct under Florida law claimed, but the burden of proving such defense shall be on us.

Neither our failure (including our board, independent legal counsel, or stockholders) to determine before the commencement of such action that indemnification of the claimant is proper, nor an actual determination by us that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. The rights to indemnification conferred on any individual by the Articles shall not be exclusive of any other right which such individual may have to indemnification by statute, the Articles, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Subsection 1 of Section 607.0850 of the Florida Business Corporation Act (the "FBCA") empowers a corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection 2 of Section 607.0850 of the FBCA empowers a corporation to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including appeals, provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification should be made for any claim, issue or matter as to which such person is adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

Subsection 3 of Section 607.0850 of the FBCA provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection 1 or 2 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

Subsection 4 of Section 607.0850 of the FBCA provides that any indemnification under subsection 1 or 2 unless determined by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection 1 or 2. Such determination shall be made:

      (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

      (b) if such a quorum is not obtainable, or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

      (c) by independent legal counsel: (1) selected by the board of directors as prescribed in paragraph (a) or the committee selected as prescribed in paragraph (b); or (2) if no quorum of directors can be obtained under paragraph (a) or no committee can be designated under paragraph (b), by a majority vote of the full board of directors (in which directors who are parties may participate); or

      (d) by the stockholders by a majority vote of a quorum of stockholders who were not parties to such proceedings or, if no quorum is obtainable, by a majority vote of stockholders who were not parties to such proceeding.

Under subsection 6 of Section 607.0850 of the FBCA, expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section 607.0850 of the FBCA.

Subsection 7 of Section 607.0850 of the FBCA states that indemnification and advancement of expenses provided under Section 607.0850 of the FBCA are not exclusive and empowers the corporation to make any other or further indemnification or advancement of expenses under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for actions in an official capacity and in other capacities while holding an office. However, a corporation may not indemnify or advance expenses if a judgment or other final adjudication establishes that the actions or omissions to act of the director or officer were material to the adjudicated cause of action and the director or officer:
violated criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; derived an improper personal benefit from a transaction; was or is a director in a circumstance where the liability under Section 607.0834 of the FBCA (relating to unlawful distributions) applies; or engaged in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a stockholder.

Subsection 9 of Section 607.0850 of the FBCA permits any director or officer who is or was a party to a proceeding to apply for indemnification or advancement of expenses, or both, to any court of competent jurisdiction and lists the determinations the court should make before ordering indemnification or advancement of expenses.

Subsection 12 of Section 607.0850 of the FBCA permits a corporation to purchase and maintain insurance for a director or officer against any liability incurred in his official capacity or arising out of his status as such regardless of the corporation's power to indemnify him against such liability under Section
607.0850. Subsection 12 also allows a corporation to maintain liability insurance covering directors and officers. We may obtain insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers. Under such policies, the insurers, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

Item 8. Exhibits.
-----------------

4 Jacksonville Bancorp, Inc., Directors' Stock Purchase Plan (incorporated by reference to Appendix A of the Registrant's Proxy Statement filed April 10, 2003).

5 Opinion of McGuireWoods LLP, counsel for Jacksonville Bancorp, Inc., as to the legality of shares being registered.

23.1  Consent of McGuireWoods LLP (included in Exhibit 5).

23.2  Consent of Hacker, Johnson & Smith, P.A.

24 Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement below).

Item 9. Undertakings.
---------------------

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission under rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement. Provided, however, that paragraphs (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment is incorporated by reference from reports filed under the Securities Exchange Act of 1934.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be treated as a new registration statement of the securities offered therein, and the offering of such securities at that time shall be treated as the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on August 28, 2003.

                        JACKSONVILLE BANCORP, INC.

                        By: /s/ Gilbert J. Pomar, III
                            -------------------------------------
                            Gilbert J. Pomar, III
                            President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                        By: /s/ Gilbert J. Pomar, III
                            -------------------------------------
                            Gilbert J. Pomar, III
                            President and Chief Executive Officer
                            Date:  August 28, 2003

                        By: /s/ Cheryl L. Whalen
                            -------------------------------------
                            Cheryl L. Whalen
                            Executive Vice President and Chief Financial Officer
                            Date:  August 28, 2003

POWER OF ATTORNEY: KNOW ALL THESE PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gilbert J. Pomar, III, and/or Cheryl L. Whalen, as his attorney-in-fact, with full power of substitution for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact or his substitute or substitutes, may do or cause to be done by virtue hereof. Under the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                        TITLE                           DATE
     ---------                        -----                           ----

/s/ D. Michael Carter               Director                     August 28, 2003
----------------------------
D. Michael Carter, C.P.A.

/s/ Melvin Gottlieb                 Director                     August 28, 2003
----------------------------
Melvin Gottlieb

/s/ James M. Healey                 Director                     August 28, 2003
----------------------------
James M. Healey

/s/ John C. Kowkabany               Director                     August 28, 2003
----------------------------
John C. Kowkabany

/s/ Rudolph A. Kraft                Director                     August 28, 2003
----------------------------
Rudolph A. Kraft

/s/ R. C. Mills                     Director                     August 28, 2003
----------------------------
R. C. Mills

/s/ Gilbert J. Pomar, III           Director                     August 28, 2003
----------------------------
Gilbert J. Pomar, III

/s/ Donald E. Roller                Chairman of the Board        August 28, 2003
----------------------------
Donald E. Roller

/s/ John W. Rose                    Director                     August 28, 2003
----------------------------
John W. Rose

/s/ John R. Schultz                 Director                     August 28, 2003
----------------------------
John R. Schultz

/s/ Price W. Schwenck               Director                     August 28, 2003
----------------------------
Price W. Schwenck

/s/ Charles F. Spencer              Director                     August 28, 2003
----------------------------
Charles F. Spencer

/s/ Bennett A. Tavar                Director                     August 28, 2003
----------------------------
Bennett A. Tavar

/s/ Gary L. Winfield                Director                     August 28, 2003
----------------------------
Gary L. Winfield, M.D.

                           JACKSONVILLE BANCORP, INC.

                          INDEX TO EXHIBITS FILED WITH
                         FORM S-8 REGISTRATION STATEMENT

4 Jacksonville Bancorp, Inc., Directors' Stock Purchase Plan (incorporated by reference to Appendix A of the Registrant's Proxy Statement filed April 10, 2003).

5 Opinion of McGuireWoods LLP, counsel for Jacksonville Bancorp, Inc., as to the legality of shares being registered.

23.1  Consent of McGuireWoods LLP (included in Exhibit 5).

23.2  Consent of Hacker, Johnson & Smith, P.A.

24 Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).